Exhibit 10.9

TEXT MARKED BY [***] IN THE EXHIBIT HAS BEEN OMITTED AS IT (i) IS NOT MATERIAL AND (ii)_ WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

TEXT MARKED BY [***] HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

CONTRACT MANUFACTURING AGREEMENT

THIS CONTRACT MANUFACTURING AGREEMENT, made and entered into on 14 January, 2022 (the "**Effective Date**") by and between BranchOut Food Inc., a Nevada Corporation with its principal office at 205 SE Davis Ave, Suite C, Bend, OR 97702 ("**Company**") and NXTDRIED Superfoods SAC a company organized under the laws of Peru with its principal office at Mariano de los Santos 183, Of. 601, San Isidro, Lima 154047 ("**Manufacturer**"). Each of Company and Manufacturer is referred to as a "**Party**" and both are collectively referred to as the "**Parties**."

Company desires that Manufacturer produce for Company the food products described in **Exhibit A** (individually, a "**Product**" and collectively, the "**Products**") for distribution and sale by Company, and Manufacturer desires to supply the Products to Company, each under the terms of this Agreement. In consideration of the mutual promises set forth in this Agreement, and other good and valuable consideration, receipt of which the parties acknowledge, the parties agree as follows:

1. Definitions

"**Basic PO Terms**" means any one or more of the following terms specified in an accepted PO: (a) the Products to be purchased; (b) the quantity ordered; (c) the delivery date; (d) the Product price; (e) the billing address; and (f) the Delivery Location.

"**Business Day**" means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Oregon and Peru are authorized or required by Law to be closed for business.

"**Delivery Location**" means the street address specified in the applicable PO.

"**Governmental Authority**" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction

"**Governmental Order**" means any order, writ, judgment, injunction, decree, stipulation, award, directive or similar determination entered by or with any Governmental Authority.

"**Intellectual Property Rights**" means all industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website, and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; and (f) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.

"**Law**" means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order or other requirement or rule of law of any Governmental Authority, including food and drug Laws, labor Laws, human rights Laws, "Good Manufacturing Practices," conflict minerals Laws, Laws requiring responsible and ethical business conduct, health and safety Laws, country of origin and recordkeeping Laws, toxic substance and other environmental Law, product labeling, advertising, storage, packaging and identification Laws, in each case, such as the Food Safety Modernization Act, Federal Food, Drug and Cosmetic Act (including the Food Additives Amendment of 1958) (the "**FDCA**"), Nutrition Labeling and Education Act of 1990, Food Allergen Labeling and Consumer Protection Act of 2004, Organic Foods Product Act of 1990, USDA National Organic Program (if the Product is labeled organic), Fair Packaging and Labeling Act, Federal Insecticide, Fungicide and Rodenticide Act, Federal Hazardous Substances Act, Public Health Security and Bioterrorism Preparedness and Response Act of 2002, Occupational Safety and Health Act, federal, state and municipal weights and measures regulations, California

Safe Drinking Water and Toxic Enforcement Act of 1986 (including the requirements of Proposition 65) and California Transparency in Supply Chains Act of 2010 (the "**Supply Chains Act**").

"**Patents**" means all patents (including all reissues, divisionals, provisionals, continuations and continuations in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models).

"**Specifications**" means the specifications, formulas, manufacturing processes for the Products provided by, or developed with, Company, and Company's vendor policies, quality control standards or guidelines the **"BranchOut Product SOPs and BranchOut Product Quality Specifications**") attached as **Exhibit C**.

"**Trademarks**" means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, symbols, trade dress, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

"**Trade Secrets**" means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures and other confidential and proprietary information and all rights therein.

2. Purchase and Sale of Products

2.1 Purchase and Sale. Manufacturer will manufacture, package and ship the Products in accordance with BRC Global Standards, Non-GMO certification standards, Kosher certification standards, vegan certification industry standards, all applicable Laws in the countries where the Parties agree the Products may be sold, and in strict compliance with the Specifications.

2.2 Order of Precedence. The terms and conditions contained in this Agreement and the PO terms, which are incorporated by reference, govern and control each of the Parties' respective rights and obligations regarding the purchase and sale of Products. Notwithstanding, if any terms and conditions contained in a PO conflict with any terms and conditions contained in this Agreement, the order of preference is: (a) this Agreement; (b) the Basic PO Terms of the relevant PO; and (c) the remaining terms of the relevant PO. Without limiting anything contained in this Section 2.2, any additional, contrary or different terms contained in any of Manufacturer's confirmations, invoices or other communications are deemed rejected by Company and will not modify the Agreement or be binding on the Parties unless those terms have been agreed to in writing by the Parties.

3. Ordering Procedures

3.1 Projections. Company shall provide both annual and rolling 3 monthly projections for all products which shall be used by both parties for planning, and for product and packaging sourcing purposes.

3.2 Orders. Manufacturer shall provide firm orders with accompanying POs (Basic PO terms) one month in advance of the required shipment date.

3.3 Lead Time. Manufacturer understands and acknowledges that, because of the competitive nature of the market for the Products, TIME IS OF THE ESSENCE in this Agreement. Manufacturer will manufacture and will ship all quantities of the Products for delivery as specified in a duly authorized PO issued by Company.

3.4 Cancellation. Company may, on notice to Manufacturer, without liability or penalty, terminate an individual PO effective immediately or as specified in the written notice; provided that any cancellation occur no later than 3 Business Days after giving the PO.

4. Manufacturing; Procurement

4.1 Changes to Specifications. Company may, with the prior written consent of Manufacturer (which consent will not be unreasonably withheld, conditioned or delayed), modify the Specifications by notice to Manufacturer at any time, and the notice will constitute an amendment to this Agreement and any applicable PO. Manufacturer will comply with any changes to the Specifications within a reasonable mutually agreed time frame but before any Products are subsequently manufactured. If Company can reasonably demonstrate that a Specification change will reduce Manufacturer's costs or if Manufacturer can reasonably demonstrate that a Specification change will increase its cost, the Parties will engage in good faith efforts to negotiate a price adjustment.

4.2 Manufacturing Facility; Inspections.

(a) Manufacturer will manufacture the Products at its processing facility located at Panamericana Sur 148Km Cañete, San Vicente de Cañete, Peru (the "**Factory**"). Manufacturer

will obtain written consent from Company prior to producing the Products or any component of the Products at any facility other than the Factory at any time during the Term.

(b) Company will have the right, at Company's expense and on at least 5 Business Days advance notice, to send one or more of its authorized employees or representatives to observe and inspect, during Manufacturer's regular business hours, the Factory and any warehouse at which Manufacturer has stored the Products ("**Storage Facility**"; together with Factory, the "**Facilities**"). The inspection may include all aspects of Manufacturer's manufacturing techniques, quality control, sanitation procedures, and records. Manufacturer may restrict access by Company's representatives to only those areas where the Products and ingredients and materials for the Products are processed, tested, or stored. Company representatives will have the right to take a reasonable number of samples of Products during such inspection.

(c) Manufacturer warrants that the Factory is capable of manufacturing and processing the Products in accordance with the requirements of this Agreement and that Manufacturer now solely owns or leases and operates, and for the term of this Agreement will solely own or lease and operate, the Factory and all processing equipment located in the Factory.

(d) If any portion of the Facilities, or any of Manufacturer's processes, inventories or equipment do not comply with the Specifications, the warranties made in this Agreement, all applicable Laws, or with the other terms and conditions of this Agreement, Manufacturer will promptly take the action needed to correct the deficiencies and bring such processes, inventories or equipment into compliance with the terms and conditions of this Agreement.

4.3 Raw Materials; Packaging.

(a) Manufacturer will have full responsibility for the procurement of and payment for all raw materials and ingredients necessary to produce the Products for Company under this Agreement (the "**Raw Materials**") and all labels, packaging and other materials necessary for packaging of the Products under this Agreement (the "**Product Supplies**").

(b) Manufacturer will be responsible for inspecting all Product Supplies furnished by third parties and will have final responsibility for rejecting Product Supplies that do not conform to the Specifications, the warranties made in this Agreement, applicable Laws and with the terms and conditions of this Agreement. The use of defective or nonconforming Product Supplies in any Product will entitle Company to reject such Product.

5. Shipment and Delivery

5.1 Shipping. Unless Company and Manufacturer agree in writing on a different procedure, Products will be shipped by Manufacturer FOB Terminal ("**Ship To Address**"). Manufacturer will be responsible for the safe and proper loading of Product onto all shipping vehicles.

5.2 Title and Risk of Loss. Company will bear the risk of loss or damage to any of the Products after Manufacturer has delivered the same to the possession of the Company or its designee at the Ship To Address, except for loss or damage caused by the manufacturing, processing, packaging, or shipping of the Products, in which case Manufacturer solely will bear the risk of such loss or damage.

5.3 Acceptance of Product.

(a) Company will receive the Products subject, at Company's discretion, to inspection and approval of the lot or lots, or submitted samples from the lots, by Company's quality control personnel within a reasonable time after receipt. Payments by Company for any quantity of the Products will not constitute approval or acceptance of such Products. If any quantity of the Products is defective or does not otherwise conform to samples, descriptions, the Specifications, the terms and conditions of this Agreement, or applicable Laws ("**Nonconforming Product**"), Company may, at its option, reject all of such quantity, accept all of such quantity, or accept any commercial unit or units of such quantity and reject the rest.

(b) If Company has paid Manufacturer for any rejected Nonconforming Product, Manufacturer will, at Company's election, either reimburse or credit Company for the quantity of the Nonconforming Products rejected and any freight, handling, and other disposition costs or expenses incurred by Company in connection with such Nonconforming Product, as soon as the transportation and storage conditions are respected, according to Manufacturer's Quality Control System. Manufacturer will assume all costs of transportation and handling both ways for such rejected Nonconforming Products. No inspection by Company or its representatives will operate as a waiver of or limitation on Company's right to later reject or recall Nonconforming Product under the terms hereof.

(c) Manufacturer will remove the Company's Marks and any other marks identifying Company or its affiliate companies from any rejected Nonconforming Products and the case artwork before

Manufacturer disposes of such Nonconforming Products. Upon request of Company, Manufacturer will certify in writing to Company that all Company Marks and other identifying marks have been removed.

6. Prices and Payment

6.1 Prices. For Products that have been packaged by Manufacturer in compliance with the terms of this Agreement, Company will pay Manufacturer the price set forth on the applicable PO and with reference to Exhibit D – Pricing Principles. The parties acknowledge and agree that in the event of extraordinary increases in the commodities that are components of the Products or significant increased volume requirements, the parties will work together for a mutually acceptable solution that preserves the intent of the parties in this Agreement.

6.2 Taxes. Unless otherwise agreed in writing or required by Law, Manufacturer assumes exclusive liability for, and will pay before delinquency, all sale, use, duties, VAT, excise and other similar taxes, charges or contributions (the "**Sales and Use Taxes**") imposed on, with respect to, or measured by Manufacturer's sales of Product under this Agreement. Company will cooperate with Manufacturer at its reasonable request in order to assist Manufacturer in establishing the sale of Product to Company is exempt from Sales and Use Taxes if such exemption is available under applicable Law.

7. Invoices and Payment Terms

7.1 Invoicing and Payment Terms. Manufacturer will invoice Company for the Products no earlier than the date the Products are shipped from the Factory. Terms of payment will be payment of 50% of the total amount of the proforma invoice (prepayment) and payment of 50% of the total amount after the arrival of goods at the designated port/destination.

7.2 Prepayment 2022 Schedule and Repayment. Both parties agree that the Company shall pre-pay for finished products due for delivery in 2022 a specific sum to enable the Manufacturer to invest in the necessary processing facilities to an agreed prepayment amount. That amount shall be reimbursed to Company on an agreed per kg basis over the period 2022 to 2026 in line with Exhibit F – Capex Investment.

8. Trademarks and Trade Names

8.1 Packaging. All Products will be packaged under trademarks owned by or licensed by the Company ("**Company Marks**"), including the brands "AvoLov" and "BranchOut" and derivatives thereof. Manufacturer agrees that Company will determine all printed matter on packaging materials and labeling utilized pursuant to this Agreement. Manufacturer agrees not to affix any label or other printed material on Product which either has not been provided to Manufacturer by Company or for which Manufacturer has not received the prior written approval from Company.

8.2 Trademarks and Trade Names. Manufacturer agrees that, as between Manufacturer and Company, all Company Marks are the sole and exclusive property of Company or validly licensed to Company. Company reserves all rights in and to the Company Marks and hereby grants Manufacturer Co-Packer a nonexclusive license during the Term to use and reproduce the Company Marks in conjunction with the performance of its obligations under this Agreement. Except for the limited license granted in this Section 8.2, nothing in this Agreements will give or is intended to give Manufacturer any right, title, or interest in or to (a) any Company Mark; (b) any Company or other trade name or brand name used with respect to Product; (c) any trade dress used by Company, whether or not a trademark; or (d) the goodwill associated with any such trademark, trade name, brand name, or trade dress, except the right to use the same in strict accordance with the terms and conditions of this Agreement. Manufacturer will neither contest the validity or ownership of any Company Mark nor assist others in contesting the validity or ownership of any such trademark.

8.3 Infringement. Manufacturer will promptly notify Company, in writing, of any infringement or potential infringement of any Company Mark of which Manufacturer becomes aware. Without the express written permission of Company, Manufacturer will have no right to bring any action or proceeding relating to such infringement or potential infringement or which involves, directly or indirectly, any issue, the litigation of which may affect the interest of Company. Nothing in this Agreement will obligate Company to take any action relating to any such infringement or potential infringement. Additionally, Manufacturer will promptly notify Company, in writing, of any claim or allegation of which Manufacturer becomes aware that the use of any Company Mark as authorized hereunder infringes on a third-party trademark.

8.4 Restrictions. Manufacturer will not adopt any trademark, trade name, brand name, trade dress, labeling or packaging which is deceptively similar to or likely to cause confusion with any Company Mark. Upon receipt of notice from Company that Manufacturer has violated the terms of this Section 8.4, will take immediate action to discontinue the use of such trademark, trade name, trade dress, labeling or packaging.

9. Term; Termination

9.1 Term. The term of this Agreement will commence as of the Effective Date and will continue in full force and effect until the 5-year anniversary of the Effective Date (the "**Term**"). This Agreement may, at the option of Company, be renewed for up to an additional 5-year period, by providing written notice to Manufacturer of such election to renew at least 120 days prior to expiration of the Term after previous discussion between the Parties**.**

9.2 Termination by Either Party. Either Party may terminate this Agreement:

(a) If the other Party makes an assignment for the benefit of its creditors, commits any act of bankruptcy, has a receiver appointed, or otherwise admits of its inability to pay its debts as they mature, if a private party garnishes its assets or a governmental authority sequesters its assets, ceases to do business as a going concern or ceases to conduct its operations in the normal course of business, or substantially changes the nature of its business; or

(b) Upon a material breach or violation by the other Party of any of the warranties, representations, agreements, covenants, or conditions in this Agreement and fails to remedy the breach or violation within [30] days after receipt of written notice of the breach or violation from the non-breaching Party.

(c) Termination of this Agreement will be without prejudice to any rights that may have accrued to Manufacturer or Company at the date of termination. The representations, warranties and guarantees of Manufacturer and Company contained in this Agreement will survive the termination or cancellation of this Agreement.

(d) In the event of termination or expiration of this Agreement, Manufacturer will account for and return to Company all Product Supplies that Company has supplied pursuant to this Agreement.

(e) The representations and warranties of the Parties contained herein will survive the expiration or earlier termination of this Agreement and Sections 1, 6.2, 8, 9, 10, 11.7, 13, 14, 15.4, 15.6, 15.8 and any other provision that, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement.

10. Confidentiality

10.1 Confidential Information. From time to time during the Term, either Party may disclose or make available Confidential Information. "**Confidential Information**" includes the (a) the Specifications (which, for the avoidance of doubt includes Specifications for any new products that may be jointly developed by Company and Manufacturer, whether or not produced and packaged by Manufacturer for Company under the terms hereof) and (b) all business and technical information, whether in written, oral or electronic form, including, technical know-how, instructions and procedures, which Company at any time prior to the date hereof has disclosed or may hereafter disclose to Manufacturer or to any employee, agent or representative of Manufacturer.

10.2 Ownership Rights of Company. Manufacturer acknowledges that all plans and other documents or intellectual property created or used in connection with the development or manufacture of the Products (including the Specifications) and all Intellectual Property Rights associated with the Products (or products developed but not marketed under this Agreement) are the sole property of Company, are Confidential Information of Company and will not be used by Manufacturer for Products described in Exhibit A and for the Exclusive Territory described in Exhibit B and Specifications described in Exhibit C, until the termination of this Agreement, except in connection with the production and packaging of Products for Company hereunder.

10.3 Ownership Rights of Manufacturer. Manufacturer is the sole and exclusive owner of all current and future Manufacturer developed Technology relating to, concerning or incorporated in their products, together with all Intellectual Property related thereto. "**Technology**" means all methodologies, processes, techniques, know-how, technology, standards and systems and any other intellectual property related thereto.

10.4 Confidentiality Obligation. All Confidential Information, whether in written, oral or electronic form, which a Party at any time prior to the date hereof has disclosed or may hereafter disclose to the other Party, will be received and retained by the receiving Party and its employees, agents, and representatives as strictly confidential and, except as provided for herein, may not be disclosed to any third party. Manufacturer will not disclose any Confidential Information to any person within its organization not having a need to know the same and will only use such information in connection with the production, packaging, storage and shipment of Products.

10.5 Exceptions. A receiving Party will not have an obligation of confidentiality with respect to information which: (a) was in the public domain at the time of receipt, or which thereafter comes into the

public domain without breach of an obligation assumed hereunder; (b) was known and can be shown to have been known by it at the time of receipt and was not previously acquired directly or indirectly from disclosing Party on a confidential basis; (c) becomes known to it on a non-confidential basis through a third party whose own acquisition and disclosure were entirely independent of receiving Party, not in breach of any obligation hereunder and not obtained on a confidential basis from disclosing Party; (d) is approved for disclosure by disclosing Party in writing; or (e) was developed independently by receiving Party without breaching any provisions of this Agreement.

10.6 Return of Confidential Information. All Confidential Information must be returned to the disclosing Party upon demand or, if no demand is made, upon expiration or earlier termination of this Agreement. Notwithstanding the foregoing, receiving Party may retain one copy if needed to comply with regulatory requirements (including industry practice) or archival purposes.

11. Certain Obligations of Manufacturer

11.1 Exclusivity. During the Term and through the 3rd anniversary of the expiration or earlier termination of the Agreement, Company has the sole right to manufacture, market, sell and distribute the Products in the Territory and Manufacturer agrees not to manufacture and package products, for its benefit or the benefit of third parties, that are similar or of like grade and quality as the Products in the Territory without Company's prior written consent. As used herein, "**Territory**," includes those countries listed under "Restricted Territory" on **Exhibit B**.

11.2 Samples. Manufacturer will produce for Company without charge a reasonable number of samples from each production run of Product as may be reasonably requested by Company, with shipping costs paid for by Company.

11.3 Quality Assurance.

(a) Manufacturer will cause, at its sole cost, each Facility to be audited no less than annually by an independent third party for compliance with BRC Global Food Standards (or substantially equivalent global standards) and will immediately correct any deficiencies or other issues identified in such audit. Manufacturer will provide any documentation and reports generated in connection with this audit within 48 hours of its receipt. Without limiting the foregoing, Manufacturer will notify Company's designated quality assurance representative immediately by telephone of the occurrence and results of any such inspections or audits or any other information which indicates the presence of (i) toxins or allergens in any of the Facilities which are or may be considered by health authorities as being indicative of either unsanitary practices or public health concern or (ii) any harmful bacteria (including Salmonella, Listeria or E.Coli) present in any of the Facilities.

(b) If any portion of the Facility, or any of Manufacturer's processes, inventories or equipment do not comply with the Specifications, the warranties made in this Agreement, all applicable Laws and regulations, or with the other terms and conditions of this Agreement, Manufacturer will promptly take such action as will correct the deficiencies and bring such processes, inventories or equipment into compliance with the Specifications, the warranties made in this Agreement, applicable Laws and regulations and with the terms and conditions of this Agreement

11.4 Withdrawal; Recall. At Company's request, Manufacturer will, at Manufacturer's sole cost and expense, promptly perform those tasks required of it under the terms of Manufacturer's recall policy in connection with (i) any recall, withdrawal or destruction of Nonconforming Product initiated by Company; (ii) any recall, withdrawal, seizure or destruction of Nonconforming Product ordered or recommended by federal, state or local governmental authorities; or (iii) any recall, withdrawal, seizure or destruction of Product voluntarily initiated by Manufacturer. Manufacturer will immediately notify Company by telephone of any situation which could result in the recall, withdrawal, seizure or destruction of Product or of the need for any recall, withdrawal, seizure or destruction of Product. Manufacturer will cooperate fully with Company in implementing any recall, withdrawal or destruction of Product, including without limitation, assisting Company in determining the scope and cause of the Product problem and the location of any shipments of Product. Manufacturer will reimburse Company for actual out-of-pocket expenses incurred by Company in connection with the recall, withdrawal, seizure or destruction of such Nonconforming Product, and all amounts paid by Company for Product so seized, destroyed, recalled or withdrawn.

11.5 Third-Party Audits. Except as set forth in Section 11.3(a), Manufacturer will make available, at Company's request, the results (including all documentation and reports generated by Manufacturer or a government agency) of all (i) federal, state and local inspections and sanitation audits and (ii) inspections and audits conducted by Manufacturer, in each case conducted during the period from 30 days before to 30 days after the Term and relating to or affecting the Facilities, or any equipment, raw materials, ingredients, or packaging materials used in creating the Products, work in process or Product located therein.

11.6 Testing Records. Manufacturer will maintain and make available to Company upon request all records of chemical, physical, microbiological, and process tests of the basic ingredients and packaging materials, intermediate products, and finished Products that Manufacturer conducts or that it requires from its suppliers. Any such inspection or testing by Company will not (a) relieve Manufacturer of its obligations under this Agreement or (b) constitute acceptance by Company of any portion of the Products.

11.7 General Books and Records. Manufacturer will prepare, maintain and retain complete and accurate books and records relating to the production, packaging, testing, storage and shipment of Products, Nonconforming Products, and production code accountability records, including Product shipments to Company, as required by Company. All books and records prepared, maintained or retained by Manufacturer pursuant to this Agreement will be made available to Company and its representatives for inspection, either during or after the Term, upon reasonable notice at any time during Manufacturer Co-Packers regular business hours. All such records will be retained by Manufacturer for a period of at least 3 years or longer if so required by applicable Laws or if requested by Company in writing.

11.8 Export Laws and Approvals

(a) Company is responsible for obtaining, at its own cost, all necessary government approvals, registrations, consents, licenses and permits in the Territory (collectively, "**Approvals**"), and Manufacturer shall use its best endeavors to support Company to obtain the necessary information in written form via email, and for complying with all applicable Laws nor or hereafter in effect in performing its duties under this Section 11.8 and in any dealing with respect to the Products, including all Laws of the U.S., each country in the Territory (or, if applicable First Offer Territories), and any other Governmental Authorities having jurisdiction, relating to the labeling, importation, exportation, distribution and operation of the Products and any related technology, including any product registrations with any governmental agency or health authority or any registration, approval or filing of the Agreement. Without limiting the generality of the foregoing, Manufacturer will re-charge to Company all costs, fees, and expenses associated with supporting Company in obtaining Approvals and complying with the Laws and agrees to promptly provide Company, upon Company's request, such evidence that Company may require, including an opinion of an attorney licensed to practice law in the Territory confirming that all Approvals necessary to import and sell the Products in the Territory have been obtained and that Company's sales of the Products are in compliance with all Laws in the Territory, including Laws governing product labeling requirements. If such evidence is not received by Company upon request, Company will be entitled to withhold payment on outstanding invoices until such evidence is received.

12. Representations and Warranty; Compliance with Laws

12.1 General. Each Party represents and warrants to the other the following:

(a) It is a corporation or limited liability company, as applicable, duly organized and validly existing in the jurisdiction of its incorporation or formation;

(b) It has the full right, power and authority to enter into this Agreement, to conduct its business as it is now being conducted and to perform its obligations under this Agreement; and

(c) When executed and delivered by each Party, this Agreement will constitute the legal, valid, and binding obligation of it, enforceable against it in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity.

12.2 Facility Warranty. Manufacturer represents and warrants that the Factory is capable of manufacturing and processing the Products in accordance with the requirements of this Agreement and that Manufacturer now solely leases and operates, and for the Term will solely lease and operate, the Factory and all processing equipment located in the Factor.

12.3 Compliance with Laws.

(a) Manufacturer represents and warrants to Company that to the best of its knowledge it is in compliance with, and covenants it will, and will cause its employees, officers, directors, contractors, agents, suppliers, Facilities and carriers ("**Representatives**") to, have programs in place to ensure compliance with all applicable Laws requiring responsible and ethical business conduct, including the U.S. Foreign Corrupt Practices Act ("**FCPA**"), the U.S. Travel Act, the U.K. Bribery Act 2000, and all applicable Laws dealing with human rights, conflict mineral sourcing, and sustainable development. Should Co-Packer ever receive, directly or indirectly, information or a request it believes will or might constitute a violation of the FCPA, U.S. Travel Act, U.K. Bribery Act or this Section 11.3, it will

immediately notify the Company at the address set forth in Section 15.7

(b) Without limiting the generality of the foregoing, Manufacturer makes the following certifications in respect of the Supply Chains Act: (i) all materials, provided by Manufacturer, incorporated into the Products are produced without the use or involvement of any forced labor, child labor or human trafficking; (ii) it will not, and it will cause its Representatives to not, use or permit the use of any forced labor or child labor in its labor force, business or supply chain; (iii) it will not, and it will cause its Representatives to not, use or permit the use of any human trafficking in its business or supply chain; (iv) Company (or its designees) may monitor Manufacturer's compliance with the applicable Laws set forth in this Section 12.3(b) through random Product testing, audit reviews, Facilities inspections and other methods of verification deemed useful by Company; (v) it will, and will cause its Representatives to, maintain records of any audits conducted at the Facilities and of any corrective actions undertaken in response to such audits, and will make such records available for review, inspection and copying by Company (or its designees) upon request; and (vi) it will, and will cause its Representatives to, provide the Company (or its designees) with updates regarding any remediation efforts required as a result of deficiencies identified during any inspection or audit of the Supplier or the Facilities.

(c) Manufacturer acknowledges that the Company may require Manufacturer to certify to its compliance with the obligations set forth in this Section 12.3 from time to time

12.4 Product Warranties. Manufacturer represents and warrants as of the Effective Date and as of the date of delivery of the applicable Products:

(a) All Products that are edible Products (i) will not be adulterated or misbranded within the meaning of the FDCA and (ii) are not articles which may not, under provisions of section 404, 505 or 512 of the FDCA, be introduced into interstate commerce.

(b) All Products that Manufacturer manufactures, processes, stores and packages under this Agreement (i) will be produced in compliance with, and will comply with, all applicable Law, and, to the extent greater than applicable Law, industry standards; (ii) will be merchantable and free from defects, whether patent or latent, and fit for their intended purposes or, if a food Product, will be wholesome and merchantable and fit for human consumption; (iii) will not pose a health or safety hazard when used for their intended purposes; (iv) will not be contaminated with any foreign substances or contain any rancid ingredients; (v) have been produced in strict compliance with the Specifications and other requirements of the Agreement; (vi) will not include any allergen not specified in the Specifications or otherwise disclosed by Manufacturer to the Company in writing prior to acceptance of the applicable PO; (vii) are free and clear of all liens, claims or encumbrances; and (viii) do not infringe or violate the patent, copyright, trademark, trade secret or other tangible or intangible intellectual property rights of any third party.

(c) If a Product is labeled kosher, halal, organic or contains any other specified food labeling designation, (i) all parties required by Law to be certified have been certificated by a reputable third person certifying agent and have complied with all requirements established by the certifying agent and (ii) Manufacturer has registered the Product as such with the Department of Agriculture in the states in which the Product is manufactured or is or will be sold.

(d) Product labels will include the coding necessary to identify Manufacturer, production location, line, production date, lot number and, if applicable, expiration date and any other information as may be needed to facilitate a recall and to assure the protection of the Products from damage or destruction.

13. Indemnification

13.1 Indemnity by Manufacturer Co-Packer.

(a) Manufacturer will indemnify, defend and hold harmless Company, its affiliates, officers, directors, employees, agents, representatives and customers from and against any and all actions, suits, claims, demands, and proceedings, and any judgments, damages, losses, debts, liabilities, penalties, fines, costs and expenses (including court costs and reasonable attorneys' fees) (the "**Losses**") suffered or incurred by any such person arising from or in connection with: (i) the breach by Manufacturer, its employees or its agents of any term or condition of this Agreement, including, but not limited to, any representation or warranty made by Manufacturer, its employees or its agents or (ii) Manufacturer's nonfulfillment of or failure to comply with any covenant, agreement or obligation of Manufacturer hereunder.

(b) In the event of consumer, customer or governmental agency complaints, demands, claims or legal actions alleging illness, injury, death or damage as a result of the consumption

or use of any Product, Manufacturer will indemnify, defend and hold Company and its Indemnitees harmless from and against any and all Losses suffered or incurred by any person arising from or in connection with such complaint, demand, claim or legal action. Notwithstanding the foregoing, Manufacturer will have no obligation to indemnify, defend and Company and its Indemnitees harmless for from and against the sole negligence or intentional wrongful acts of Company or its Indemnitees.

(c) If any person or entity asserts any claim or brings any suit or action for which Manufacturer may be required to indemnify Company or its customers under this Section 13.2, Company promptly will notify Manufacturer of such claim or suit. Manufacturer, upon receipt of such notice, will undertake in conjunction with Company (if Company desires) the defense of such suit for the settlement of any such claim at Manufacturer's own cost and expense.

13.2 Indemnity by Company.

(a) Company will indemnify, defend and hold harmless Manufacturer, its affiliates, officers, directors, employees, agents and representatives from and against any and all Losses suffered or incurred by any such person arising from or in connection with: (a) Company's breach of any representation or warranty hereunder or (b) Company's nonfulfillment of or failure to comply with any covenant, agreement or obligation of Company hereunder.

(b) Company agrees to indemnify, defend and hold harmless Manufacturer from and against any and all liability resulting from any infringement or claim of infringement relating to the Company Marks in a manner authorized by this Agreement. Company will have the sole authority to conduct the defense of and settle any action, proceeding or claim relating to such infringement or claim of infringement with the understanding, however, that Manufacturer may retain additional counsel at its expense and participate in any such action, proceeding or claim.

(c) If any person or entity asserts any claim or brings any suit or action against Manufacturer for which Company may be required to indemnify Manufacturer under this Section 13.2, Manufacturer promptly will notify Company of such claim or suit. Company, upon receipt of such notice, will undertake in connection with Manufacturer (if Manufacturer desires) the defense of such suit for the settlement of any such claim at Company's own cost and expense.

14. Insurance Obligations

14.1 Insurance. During the Term and any extended period required in Section 14.3, Manufacturer will, at its own expense, maintain at least the following types and amounts of insurance coverage, subject to the requirements set forth in Section 14.2:

(a) Commercial general liability insurance on an occurrence-basis, with limits of not less than $2,000,000 per occurrence and $5,000,000 in the aggregate for bodily injury and property damage liability, including coverage for liabilities arising out of premises, operations, independent contractors, products, and completed operations, personal injury and liability assumed under an insured contract;[1]

(b) Umbrella liability in excess of the insurance in Sections 14.1(a), which coverage will be on a follow-form basis or broader, with a drop down provision where primary coverage is exhausted, with limits of not be less than $5,000,000; and

(c) Property Insurance, on a special causes of loss form, covering business interruption, extra expense and the replacement cost of buildings, equipment and goods used in connection with Manufacturer Co-Packer's performance of this Agreement.

14.2 Insurance Rating. Manufacturer will ensure that all insurance policies required pursuant to Section 14.1(a) be issued by insurance companies with a Best's Rating of no less than A/VIII; (b) except with respect to state workers' compensation insurance, will name the Company as "additional insured" on a primary and non-contributing basis, for any loss, damage or liability arising from Supplier's performance of its obligations under this Agreement; and (c) provide that a 30-day prior written notice of cancellation, nonrenewal or material policy change will be given to the Company.

14.3 Other Obligations. Policy limits may not be reduced, terms changed or the policy canceled during the Term or for 3 years following expiration or earlier termination of the Agreement. At least 5 days prior to the expiration of any policy, Manufacturer will provide Company with a renewal certificate evidencing continuous coverage. In the event that Manufacturer receives written notice that any of the above required policies will be cancelled, Manufacturer will promptly notify Company and provide a certificate showing replacement or reinstated

[1] Insurance coverage amounts in Section 14.1 are being confirmed with Company's broker.

coverage no later than 5 days prior to the date of cancellation.

15. Miscellaneous

15.1 Force Majeure. If either Party is prevented from performing any of its obligations under this Agreement or is substantially delayed in such performance by reason of any cause beyond its control, including any governmental regulation, embargo, act of God, crop shortage, riot, civil disorder, war, fire, flood, strike or other labor dispute, or any other casualty beyond the reasonable control of such Party (each, a "**Force Majeure Event**"), it will be excused from the performance of its obligations affected by the reasons referred to, or from the delay in such performance. The Company may terminate this Agreement, or the applicable PO, immediately upon written notice to Manufacturer in the event a Force Majeure Event adversely affects Manufacturer's performance under the Agreement for more than 60 consecutive days.

15.2 Relationship of the Parties. The parties are independent contractors and engage in the operation of their own respective businesses. Neither Manufacturer nor Company will be considered the agent of the other for any purpose whatsoever. Neither Co-Packer nor Company has any authority to enter into any contracts or assume any obligations for the other or to make any warranties or representations on behalf of the other. Nothing in this Agreement will be considered to establish a relationship of co-partners or joint venturers between Manufacturer and Company. Under no circumstances will Company be liable for the debts or obligations of Manufacturer or for the wages, salaries, or benefits of Manufacturer's employees.

15.3 Severability. The terms and provisions of the Agreement are severable, and in the event that any term or provision thereof is determined by an arbitrator or a court of competent jurisdiction to be illegal, invalid or unenforceable in such jurisdiction, such illegality, invalidity or unenforceability will not in any way affect the legality, validity or enforceability of the remaining part of that provision or other provisions, and the Agreement will be reformed, construed and enforced by such arbitrator or in such jurisdiction by such court to read as if such invalid, illegal or unenforceable term or provision had never been contained in the Agreement and so as to achieve the original intent of the parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

15.4 Remedies. The parties intend for the terms and conditions contained in the Agreement to exclusively govern and control the parties' respective rights and obligations regarding the purchase, sale, storage, shipment and delivery of the Products. In the event any arbitration, court action or proceeding is brought by either Party by reason of any default of the Agreement, then the prevailing Party will be entitled to recover from the non-prevailing Party all of its fees, costs and expenses (including collection agency fees and expenses and attorneys' fees and expenses).

15.5 Dispute Resolutions. Except for disputes in which either Party seeks injunctive or other equitable relief for the alleged unlawful use of Intellectual Property of the violation of Section 10, each Party agrees to waive its right to have any and all disputes arising from or in connection with this Agreement or the use or provision of any Product resolved in a court and to waive its right to a jury trial. Instead, Company and Manufacturer irrevocably consent and agree to arbitrate disputes through binding arbitration. In the event of any controversy or claim arising out of or relating to this Agreement, or the breach thereof, the Parties agree first to try and settle the dispute by mediation, administered by the Camara Chinchana de Comercio. If the settlement is not reached within 60 days after service of a written demand for mediation, any unresolved controversy or claim arising out of or relating to this Agreement will be settled by arbitration in accordance with the International Arbitration Rules of the International Centre for Dispute Resolution. The parties irrevocably consent and agree that (a) any arbitration will occur in the Peru (b) arbitration will be conducted confidentially by a single arbitrator; (c) arbitration will be conducted in English and (d) the state or federal courts sitting in Peru have exclusive jurisdiction over any appeals and the enforcement of an arbitration award and over any dispute between the Parties that is not subject to arbitration, and in such case, the rights and obligations of the Parties will be governed by, and construed and enforced, both substantively and procedurally, in accordance with the Law of Peru without regard to choice of law or conflict of law rules or provisions. The provisions of the Convention on Contracts for the International Sale of Goods of April 11, 1980 are excluded.

15.6 Assignment. Company may, without the Manufacturer's consent, assign or transfer its interest under this Agreement to (i) an affiliate, subsidiary or parent; (ii) an entity with which the assigning Party is merged or consolidated; or (iii) an entity which purchases or otherwise acquires all of the assets or stock of the assigning Party, provided such entity will be bound by all of the terms and conditions contained in this Agreement. This Agreement will be binding upon, inure to the benefit of, and be enforceable by and against the parties and their respective successors and permitted assigns.

15.7 Amendment; Waiver. No amendment, modification, waiver, or discharge of any provision of this Agreement will be effective unless made in writing and signed by the parties, and no waiver of any provision of this Agreement will constitute a waiver of such provision in any prior, concurrent or subsequent circumstance. No failure or delay of any Party in exercising any right or power afforded it under this Agreement will operate as a waiver thereof, unless expressly waived in writing and signed by such Party.

15.8 Notices. Any notice, demand or other communication to be made or given under this Agreement must be in writing and will be deemed to have been made or given when (a) delivered personally to the recipient; (b) sent by email or facsimile to the recipient (upon non-automated reply email or other written notice from the recipient confirming receipt), or (c) 1 Business Day after being delivered to the recipient (charges prepaid) by certified mail, reputable overnight carrier, delivery service or, to the extent applicable, international courier service, in each case, if such notice is addressed to the recipient at such Party's address set forth in the preamble or to such other address or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party.

15.9 Waiver. No waiver by either Party of any breach, default, or violation of any term, warranty, representation, agreement, covenant, condition, or provision of this Agreement will constitute a waiver of any subsequent breach, default, or violation of the same or other term, warranty, representation, agreement, covenant, condition, or provision.

15.10 Entire Agreement. This Agreement, together with the attached Exhibits and the Production Agreement, contains all of the understanding between the parties with respect to the subject matter of this Agreement and merges and supersedes all prior understandings relating to such subject matter. This Agreement will not be altered or changed except by a writing that an authorized officer or representative of each Party signs.

15.11 Interpretation. This Agreement will be construed as a whole in accordance with the fair meaning of its language and, regardless of who is responsible for its original drafting, will not be construed for or against either Party. The captions of the various sections of this Agreement are included for convenience of reference only and will in no way affect the construction or interpretation of this Agreement.

IN WITNESS WHEREOF, each Party has executed this Agreement on the day and year first above written.

COMPANY: BranchOut Food Inc.

By: ______________________________

Name: ______

Title: ______

MANUFACTURER: NXTDRIED Superfoods SAC

By: ______________________________

Name: ______

Title: ______

EXHIBIT A
DESCRIPTION OF PRODUCTS

PRODUCTS PRODUCED BY MANUFACTURER FOR COMPANY SOLELY USING THE 60KW QUANTAREV MACHINE:

Avocado Chips

Avocado Powder

Chewy Banana Bites

Pineapple Chips

Blueberry Powder

Company shall be able to revise Exhibit A as additional Products are manufactured by Manufacturer for Company using solely the 60kW Quantarev machine.

EXHIBIT B
EXCLUSIVE TERRITORY

Exclusive Territory

Worldwide

EXHIBIT C
BRANCHOUT PRODUCT SOPs and BRANCHOUT PRODUCT QUALITY SPECIFICATIONS

Company shall supply SOPs for each Product to be manufactured by Manufacturer. Each will include reference to Exhibit C and be part of this Agreement.

Variations and Improvements to the SOPs in the future shall also reference Exhibit C and this Agreement.

Company shall supply Product Quality Specifications for each Product to the Manufacturer.

Such Product Quality Specifications may be varied in the future by agreement with the Manufacturer and then will reference Exhibit C and this Agreement.

EXHIBIT D
PRICING MECHANISM – KEY PRINCIPLES

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EXHIBIT E
SOURCING & PROCUREMENT

- The key principles of the **Sourcing & Procurement** are:-

    - Manufacturer shall be responsible for all **Sourcing & Procurement** including contracts for fresh products and raw material supplies and shall use its best endeavors to procure all materials and services to the required quality and cost, as well as to the required volumes and ensure all year-round availability.

    - Specifications for all fresh products and raw materials shall be agreed with Company according to Exhibit A but may be varied subsequently by future agreement between the parties.

    - Both parties recognize that fresh product costs are a significant cost element of the final dried product, especially for avocado, and that effective procurement planning can deliver substantial efficiency savings to both parties as well as to customers.

- In order to achieve this both parties shall agree a **Quarterly Procurement Plan** (avocado only initially) that shall be prepared by Manufacturer, which shall propose specific levels of contracts and contract pricing, plus required spot purchasing, prepared by Quarter as well as Annually.

- This **Quarterly Procurement Plan** will naturally balance both parties' willingness to make firm, advance commitments but still provide the necessary flexibility to respond to short term market demands.

- Using the projected costs detailed in the **Quarterly Procurement Plan** the Manufacturer shall calculate an **Overall Estimated Cost of Raw Materials** shown as average costs per kg, projected by Quarter and Annually.

- The **Overall Estimated Cost of Raw Materials** (central cost) by Quarter or Annually, initially for avocado, shall then feed into the agreed **Pricing Mechanism** for determining EXW prices for products supplied to the Company.

EXHIBIT F
CAPEX INVESTMENT

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